Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of WCI Communities, Inc. filed on July 24, 2013 of our report dated April 18, 2013 (July 18, 2013 as to Note 20A and July 22, 2013 as to Note 20B), relating to our audit of the consolidated financial statements for the year ended December 31, 2011, which appears in the  Registration Statement (No. 333-188866) on Form S-1, as amended, of WCI Communities, Inc.

/s/ McGladrey LLP

West Palm Beach, FL
July 23, 2013